Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2014, with respect to the consolidated financial statements in the Annual Report of PFSweb, Inc. on Form 10-K for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said report in the Registration Statements of PFSweb, Inc. on Forms S-8 (File Nos. 333-164973, effective February 18, 2010; 333-128486, effective September 21, 2005; 333-75764, effective December 21, 2001; 333-75772, effective December 21, 2001; 333-46096, effective September 19, 2000; 333-42186, effective July 25, 2000; and 333-40020, effective June 23, 2000) and on Forms S-3 (File Nos. 333-164971, effective February 18, 2010; 333-135794, effective July 17, 2006; and 333-110853, effective December 1, 2003).

/s/ GRANT THRONTON LLP

Dallas, Texas

March 31, 2014